NEWS RELEASE

The Progressive Corporation
6300 Wilson Mills Road	Company Contact:
Mayfield Village, Ohio 44143	Matt Downing
http://www.progressive.com	(440) 395-4222

PROGRESSIVE ANNOUNCES CFO TO RETIRE IN 2015
AND OTHER MANAGEMENT CHANGES
MAYFIELD VILLAGE, OHIO – April 8, 2014 -- The Progressive Corporation (NYSE:PGR) announced that Brian Domeck, the Company’s Chief Financial Officer (CFO), intends to retire after the Company’s Annual Meeting of Shareholders in May 2015. Mr. Domeck will continue to serve as CFO through early 2015, when the Company’s 2014 financial statements will be finalized and certified.

“We want to thank Brian for his almost 30 years of service to Progressive, the last seven as our CFO,” said Glenn Renwick, President and CEO of Progressive. “I seriously doubt there could have been a better CFO for me and Progressive for the last seven years and for the next year. We will certainly miss Brian’s contribution and style, but I am equally happy for him and his wife.”

The Company also announced that John Sauerland is expected to become CFO in early 2015 when Mr. Domeck steps down. Until that time, Mr. Sauerland will continue in his current role as President of the Company’s Personal Lines Group, while preparing to assume the CFO’s responsibilities. To facilitate this transition, responsibility for the Company’s Customer Relationship Management (CRM) group will be transferred from Mr. Sauerland to Tricia Griffith, President of the Claims Group. The CRM group comprises the Company’s contact center groups (sales and service delivery), as well as the customer experience, systems experience, and workforce management groups.

“We have benefited from excellent stability of the senior management team for many years,” said Mr. Renwick. “However, I am taking this opportunity to make changes resulting in the expansions of responsibilities for John and Tricia, each a senior leader that I expect and hope to play an increasingly expanded role in Progressive over time.”

About Progressive
The Progressive Group of Insurance Companies makes it easy to understand, buy and use auto insurance. Progressive offers choices so consumers can reach it whenever, wherever, and however it's most convenient-online at http://www.progressive.com, by phone at 1-800-PROGRESSIVE, on a mobile device or in-person with a local agent.

Progressive offers insurance for personal and commercial autos and trucks, motorcycles, boats and recreational vehicles, as well as home insurance from select carriers. It's the fourth largest auto insurer in the country, the largest seller of motorcycle insurance, and a leader in commercial auto insurance. Progressive also offers car insurance online in Australia at
http://www.progressiveonline.com.au.

Founded in 1937, Progressive continues its long history of offering shopping tools and services that save customers time and money, like Name Your Price®, Snapshot®, and Service Centers.

The Common Shares of The Progressive Corporation, the Mayfield Village, Ohio-based holding company, trade publicly at NYSE:PGR.